Exhibit 99.2

Tribune Company		Corporate Relations Department
435 North Michigan Avenue	TRIBUNE	312/222-3238
Chicago, lllinois 60611		FAX: 312/222-1573

Press Release

TRIBUNE GRANTED APPROVAL OF MOTIONS ON PAY, BENEFITS
AND OTHER ITEMS

Employee Payroll and Health Benefits Continue Uninterrupted

CHICAGO, Dec. 10, 2008—Tribune Company today announced that the United States Bankruptcy Court for the District of Delaware has approved all of the First-Day Motions submitted by the company on December 8, 2008.  The rulings enable Tribune to continue to operate its businesses in the ordinary course, including:

•              Maintaining employee payroll and health benefits,

•              Continuing Tribune’s pre-bankruptcy cash management system, and

•              Honoring customer programs

The court also approved Tribune’s request to maintain its existing securitization facility.

In addition, under the authority of the Bankruptcy Code, Tribune continues paying its vendors/suppliers for post-filing goods and services.

“We are pleased that the court approved our ‘first-day’ motions, enabling us to continue to operate smoothly,” said Chandler Bigelow, Tribune’s chief financial officer. “We are committed to publishing our newspapers and running our television stations, websites and other businesses, serving our communities and delivering results for our customers—just as we’ve always done.”

For more information on the filing, visit Tribune.com or http://chapter11.epiqsystems.com/tribune, or call 888/287-7568. The company will provide updates regarding the restructuring process as new information becomes available.

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TRIBUNE is America’s largest employee-owned media company, operating businesses in publishing, interactive and broadcasting. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, The Baltimore Sun, Sun-Sentinel (South Florida), Orlando Sentinel, Hartford Courant, Morning Call and Daily Press. The Company’s broadcasting group operates 23 television stations, WGN America on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience. At Tribune we take what we do seriously and with a great deal of pride. We also value the creative spirit and nurture a corporate culture that doesn’t take itself too seriously.

MEDIA CONTACT:
Gary Weitman
SVP/Corporate Relations

312/222-3394 (office)

gweitman@tribune.com